Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Shuttle Pharmaceuticals Holdings, Inc.

We consent to the incorporation by reference in the Form S-8 Registration Statement of Shuttle Pharmaceuticals Holdings, Inc. our report dated June 3, 2022 with respect to our audits of the consolidated balance sheets as of December 31, 2021 and 2020, and statements of operations, stockholders’ equity and cash flows for the years then ended appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

December 12, 2022